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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                              NeoMagic Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)


                Shares of Common Stock, par value $.001 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    640497103
                          ---------------------------
                                 (CUSIP Number)


                               September 10, 2002
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)





                                Page 1 of 6 pages
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CUSIP No.         640497103
          --------------------------

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1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

Infineon Technologies AG
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [X]

--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization:  Federal Republic of Germany
                                            ------------------------------------
--------------------------------------------------------------------------------
                  5.   Sole Voting Power
  NUMBER OF
   SHARES         1,667,000
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        --------------------------------------------------------------
    EACH          6.   Shared Voting Power
  REPORTING
   PERSON         --------------------------------------------------------------
    WITH:         --------------------------------------------------------------
                  7.   Sole Dispositive Power
                  1,667,000
                  --------------------------------------------------------------
                  --------------------------------------------------------------
                  8.   Shared Dispositive Power

                  --------------------------------------------------------------
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

1,667,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
5.6%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:
NeoMagic Corporation

--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:
3250 Jay Street, Santa Clara, CA 95054

--------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:
Infineon Technologies AG

--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:
St.-Martin-Strasse 53
D-81541  Munich  Germany

--------------------------------------------------------------------------------
Item 2(c).  Citizenship:  Federal Republic of Germany


--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:  Common Stock

--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:  640497103


--------------------------------------------------------------------------------

ITEM 3.   Reporting Person.

     Not applicable

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:  1,667,000

     (b)  Percent of class:  5.6%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:  1,667,000

          (ii)  Shared power to vote or to direct the vote:  0

          (iii) Sole power to dispose or to direct the
                  disposition of:  1,667,000

          (iv)  Shared power to dispose or to direct the disposition of:  0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

INSTRUCTION. Dissolution of a group requires a response to this item.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Exhibit 99

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                    October 28, 2002
                                          --------------------------------------
                                                        (Date)



                                            /s/ Michael von Eickstedt
                                          --------------------------------------
                                                      (Signature)



                                          Michael von Eickstedt, General Counsel
                                          --------------------------------------
                                                      (Name/Title)



                                                     /s/ Horst Meyer
                                          --------------------------------------
                                                      (Signature)



                                           Horst Meyer, Corporate Legal Counsel
                                          --------------------------------------
                                                      (Name/Title)